SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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EQUITY RESIDENTIAL
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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
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Dear Shareholder:

      You are cordially invited to attend Equity Residential’s 2007 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, May 24, 2007, at 1:00 p.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time shareholders of record at the close of business on March 30, 2007, will be asked to:

(1)	elect all trustees to a one-year term;

(2)	ratify our selection of Ernst & Young LLP as our independent auditor for 2007;

(3)	vote on a shareholder proposal requesting that Equity Residential adopt a majority vote standard for the election of trustees; and

(4)	consider any other business properly brought before the meeting.

      Your vote is very important. Whether or not you attend the meeting in person, I urge you to promptly vote your proxy as soon as possible by the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

      Thank you for your continued support of Equity Residential.

Sincerely,

Yasmina Duwe
First Vice President, Associate General Counsel
and Secretary

Two North Riverside Plaza
Chicago, Illinois 60606
April 16, 2007

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

PROXY STATEMENT

     This Proxy Statement contains information related to the Annual Meeting of Equity Residential (“Equity Residential” or the “Company”), which will be held on Thursday, May 24, 2007, at 1:00 p.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will vote on the following proposals:

●	Proposal 1 – the election of all trustees to a one-year term;

●	Proposal 2 – the ratification of the Company’s selection of Ernst & Young LLP (“Ernst & Young”) as its independent auditor for the fiscal year ending December 31, 2007; and

●	Proposal 3 – the shareholder proposal requesting that the Company adopt a majority vote standard for the election of trustees.

     We sent you these proxy materials because our Board of Trustees (the “Board”) is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card (or, if you receive this document electronically, the accompanying proxy instructions). This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares. On or about April 16, 2007, we began mailing these proxy materials to all shareholders of record at the close of business on March 30, 2007. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $10,000 plus expenses for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. We also expect that some of our employees may solicit our common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Who Is Entitled to Vote?

     You will be entitled to vote your shares on each of the proposals if you held your shares as of the close of business on March 30, 2007 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of 291,992,100 common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

     The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or by Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

     Your vote is important. Shareholders can vote in person at the Annual Meeting or by proxy. Most shareholders have a choice of voting by Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote by Internet or telephone, you do NOT need to return your proxy card.

     If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposals.

What Are the Board’s Recommendations?

     If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board recommends a vote:

●	Proposal 1: FOR the election of each of the nominees for trustee;
●	Proposal 2: FOR the ratification of the selection of Ernst & Young as the Company’s independent auditor; and
●	Proposal 3: AGAINST the shareholder proposal regarding majority voting for the election of trustees.

     With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

     Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Can I Manage the Number of Annual Reports I Receive?

     Our 2006 Annual Report and financial statements have been mailed to shareholders with this Proxy Statement. If you share an address with any of our other shareholders, your household might receive only one copy of these documents. To request individual copies for each shareholder in your household, please contact Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll-free number: 1-888-879-6356). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a shareholder of record, please call our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-733-5001.

CONTACTING THE BOARD OR LEAD TRUSTEE

     The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary. All communications will be forwarded to our Lead Trustee.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

     To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 16, 2007 and no later than the close of business on December 18, 2007. Proposals should be mailed to Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary.

2006 ANNUAL REPORT

     Shareholders are concurrently being furnished with a copy of Equity Residential’s 2006 Annual Report and its audited financial statements at December 31, 2006. Additional copies of our Annual Report, financial statements and Form 10-K for the year ended December 31, 2006, as filed with the SEC, may be obtained without charge by contacting Equity Residential - Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

GOVERNANCE OF THE COMPANY

Board of Trustees

     Our business and affairs are managed under the direction of the Board of Trustees, which presently consists of twelve members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and the independent auditor.

     The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

     Charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com under the Investor Relations section. In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon their written request to Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary.

Corporate Governance

     The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the past several years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.

     Lead Trustee. The Company’s Lead Trustee is Sheli Z. Rosenberg who, as an independent trustee, acts in a lead capacity to coordinate the other independent trustees, consults with the CEO on Board agendas, chairs the executive sessions of the non-management trustees and performs such other functions as the Board may direct. Ms. Rosenberg has been a trustee of the Company since our initial public offering in 1993 and brings to her role as Lead Trustee over thirty-five years of experience as an attorney and board member of public companies in an array of businesses.

     Executive Sessions. Pursuant to the Company’s Guidelines on Governance, the non-management trustees meet in separate executive sessions at least three times a year and as otherwise determined by the Lead Trustee. The non-management trustees held four executive sessions in 2006.

     Assessment of Board Performance and Board Processes. The Trustees and Corporate Governance Committee annually assess the performance of the full Board, individual Board members, Board committees and Board processes based on input from all of the Trustees.

     Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct that applies to all trustees, the Company’s chief executive officer, chief financial officer and chief accounting officer and all other officers and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interests and reviewing any proposed related party transactions.

     Succession Planning. In the event the Chairman of the Board and/or the CEO are unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim successor to the Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim successor to the CEO and (iii) the Chair of the Compensation Committee of the Board will promptly call a meeting of the Committee to initiate the process for the selection of a permanent replacement for either or both positions, as necessary. The Company also has added succession plans for management positions throughout the organization.

     Board Resignation Policy. In March 2007, the Board amended its Guidelines on Governance to adopt resignation policies for any Trustee nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority withheld vote”). Although Trustees will continue to be elected by a plurality vote standard, the new resignation policies require that in any uncontested election, any Trustee nominee who receives a majority withheld vote must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly disclose its decision and rationale in a Form 8-K furnished to the SEC.

     Share Ownership Guidelines. In keeping with its belief that tying the financial interests of senior officers and trustees of the Company to those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the trustees and senior officers of the Company. These guidelines provide that within three years of joining the Company or a promotion, the following officers should own shares equal to the following respective multiple of their annual base salary: Chief Executive Officer – 5x; Chief Operating Officer – 4x; Corporate Executive Vice Presidents – 3x; Property Management Executive Vice Presidents – 2x; and Senior Vice Presidents – 1x. All trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner. OP units are exchangeable on a one-for-one basis into the Company’s common shares. We recognize, of course, many officers and trustees will have much larger ownership stakes in the Company and view this as desirable.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2006, other than one late filing reflecting a sale of 10,000 common shares by Alan W. George.

Meetings and Committees of the Board of Trustees

     Meetings. During 2006, the Board held ten meetings, with an average attendance of 93%. No Trustee attended fewer than 75% of the meetings of the Board. Nine Trustees attended the 2006 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members as further described in the Company’s Guidelines on Governance. The Board has standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of Trustees who are independent within the meaning of the NYSE listing standards. The Company also has an Executive Committee.

     Audit Committee. The current members of the Audit Committee are Charles L. Atwood (Chair), Stephen O. Evans, James D. Harper, Jr., John E. Neal and B. Joseph White. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that Mr. Atwood qualifies as an “audit committee financial expert” as defined by SEC rules. During 2006, the Audit Committee was comprised of Mr. Atwood (Chair), Messrs. Harper, Knox, Neal and White and Desiree G. Rogers (who served on the Audit Committee until December 2006). The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2006, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held twelve meetings in 2006, with an average attendance of 94%.

     Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), James D. Harper, Jr., Boone A. Knox, Desiree G. Rogers and Sheli Z. Rosenberg. The Compensation Committee is comprised entirely of Trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held seven meetings in 2006, with attendance of 100%.

     Corporate Governance Committee. The current members of the Corporate Governance Committee are Stephen O. Evans (Chair), John W. Alexander, Desiree G. Rogers, Sheli Z. Rosenberg and B. Joseph White. The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for Trustee suggested by shareholders in written submissions to the Company’s Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee held three meetings in 2006, with attendance of 100%.

     Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Stephen O. Evans and Boone A. Knox. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held nine meetings in 2006, with average attendance of 91%.

Trustee Nomination Procedures

     Trustee Qualifications. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. The Guidelines on Governance include a policy that Trustees retire at the age of 72, to which the Board may make exceptions for trustees who continue to be qualified to serve on the Board.

     Identifying and Evaluating Nominees. The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. The Corporate Governance Committee considers candidates for the Board from current Board members, shareholders, professional search firms or other persons.

     Shareholder Nominees. The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. Such nominations may be made by a shareholder entitled to vote who delivers written notice in accordance with the Company’s Bylaws to Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Secretary. You may obtain a copy of the full text of the Bylaw provision regarding shareholder nominations by writing to the Secretary of the Company at the above address.

Biographical Information

     Set forth below are biographies of each of the executive officers as of April 1, 2007. Biographies of the Trustees are set forth below in Proposal 1.

Executive Officers

     David J. Neithercut, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1.

     Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information in Proposal 1.

     Donna Brandin, 50, has been Executive Vice President and Chief Financial Officer of the Company since August 2004. Ms. Brandin was Senior Vice President and Treasurer of Cardinal Health, Inc. from June 2000 until August 2004.

     Alan W. George, 49, has been Executive Vice President and Chief Investment Officer of the Company since January 2002.

     John Powers, 59, has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

     David Santee, 48, has been Executive Vice President – Operations of the Company since January 2007. Mr. Santee was Executive Vice President of the Company’s Eastern Division from November 1996 to December 2006.

     Gregory H. Smith, 56, has been Executive Vice President – Portfolio Management of the Company since January 2004. Mr. Smith was President – Central Division of the Company from April 1999 to December 2003.

     Bruce C. Strohm, 52, has been Executive Vice President and General Counsel of the Company since March 1995 and was Secretary of the Company from November 1995 to December 2006.

     Mark N. Tennison, 46, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multi-family investment and operating company, from October 1997 through March 2003.

     Frederick C. Tuomi, 52, has been President – Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President – Western Division from April 1999 to March 2005.

PROPOSAL 1

ELECTION OF TRUSTEES

Independence of Trustees

     Pursuant to the Company’s Guidelines on Governance, which require that a majority of our Trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. As a result of this review, which included consideration of transactions and relationships, if any, during the prior year between each Trustee or any member of his or her immediate family and the Company, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, and its two employee trustees, Mr. Neithercut and Mr. Spector.

General Information about the Nominees

     Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

     Set forth below are biographies of each of our Trustees as of April 1, 2007.

Incumbent Trustee Retiring

     James D. Harper, Jr., 73, is retiring after serving as a Trustee of the Company since its formation in 1993. Mr. Harper is the President of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He was also a trustee of Equity Office Properties Trust (“EOP”) until its sale in February 2007.

Incumbent Trustees Nominated for Re-Election

     John W. Alexander, 60, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company.

     Charles L. Atwood, 58, has been a Trustee of the Company since July 2003. Mr. Atwood is Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. Mr. Atwood served as Harrah’s Chief Financial Officer from 2001 to 2006.

     Stephen O. Evans, 61, has been a Trustee of the Company since the merger of Evans Withycombe Residential, Inc., for which he served as Chairman and Chief Executive Officer, into the Company in December 1997. Mr. Evans is President of Evans Realty Associates, a real estate investment company and serves as a director of Biltmore Bank of Arizona.

     Boone A. Knox, 70, has been a Trustee of the Company since the merger of Merry Land & Investment Company, Inc., of which he served as Chairman, into the Company in October 1998. Mr. Knox is the Managing Partner of Knox, Ltd.

     John E. Neal, 57, has been a Trustee of the Company since July 1, 2006. Mr. Neal is a partner of Linden LLC, a private equity firm, and serves as a trustee of the Calamos Mutual Funds. Mr. Neal led Bank One’s real estate lending and corporate banking businesses until the company was merged with JP Morgan Chase. Prior to Bank One, Mr. Neal led the real estate lending businesses at Kemper Financial Services and Continental Bank.

     David J. Neithercut, 51, has been a Trustee and Chief Executive Officer of the Company since January 1, 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company since January 2004. Mr. Neithercut was Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Mr. Neithercut is on the Board of Governors of NAREIT and the Executive Committee of the National Multifamily Housing Council. Mr. Neithercut is also a member of the Urban Land Institute.

     Desiree G. Rogers, 47, has been a Trustee of the Company since October 2003. Ms. Rogers is the President of Peoples Gas and North Shore Gas, which are regulated utility subsidiaries of Integrys Corporation.

     Sheli Z. Rosenberg, 65, has been a Trustee of the Company since March 1993 and Lead Trustee since December 2002. Ms. Rosenberg is the co-founder and President of Northwestern University’s Center for Executive Women at the Kellogg School of Management. She was Vice Chairman of Equity Group Investments, L.L.C. (“EGI”), a private investment company, from January 2000 to March 2003. Ms. Rosenberg is a director of Equity LifeStyle Properties, Inc. (“ELS”), Ventas, Inc., CVS Corporation and Avis Budget. Ms. Rosenberg was also a trustee of EOP until its sale in February 2007.

     Gerald A. Spector, 60, has been a Trustee and Executive Vice President of the Company since March 1993 and Chief Operating Officer of the Company since February 1995.

     B. Joseph White, 59, has been a Trustee of the Company since May 1993. Mr. White has been President of the University of Illinois since February 2005. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and served as Interim President of the University of Michigan in 2002. In February 2003, Mr. White took a leave of absence from his faculty appointment at the University of Michigan Business School to serve as Managing Director of Fred Alger Management Company, a New York investment firm until September 2003. Mr. White is a director of Kelly Services, Inc.

     Samuel Zell, 65, has been Chairman of the Board of the Company since March 1993. Mr. Zell is the Chairman and President of EGI. Mr. Zell is also Chairman of the Board of ELS, Capital Trust, Inc.,

Anixter International Inc. and Covanta Holding Corporation. Mr. Zell was also Chairman of the Board of EOP until its sale in February 2007.

Vote Required

     A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the eleven nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board. Although Trustees are elected by a plurality of the votes cast, any nominee for Trustee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will be required under the terms of our Guidelines on Governance to tender his or her resignation for the consideration of the Board. See “Corporate Governance” above.

Board Recommendations

     The Board recommends that you vote “FOR” each of the eleven nominees for a one-year term.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

     The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2007. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. If the selection is not ratified, the Audit Committee will consider whether it is appropriate (without obligation) to select another public accounting firm.

     Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

     Fees billed to the Company by Ernst & Young for the years ended December 31, 2006 and 2005 were as follows:

Type of Fees:	2006	2005	% Change
Audit fees (1)	$1,565,872	$1,461,826	7.1%
Audit-related fees (2)	606,826	435,111	39.5%
Subtotal	2,172,698	1,896,937	14.5%
Tax compliance/preparation fees (3)	535,974	563,000	(4.8%)
Tax consulting fees (4)	142,437	133,309	6.8%
Subtotal	678,411	696,309	(2.6%)
All other fees	-	-	-
Total Fees	$2,851,109	$2,593,246	9.9%

(1)	Audit fees are incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their respective Annual Reports on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their respective Quarterly Reports on Form 10-Q, and for comfort and consent letters related to SEC registration statements and public offerings of registered securities. Audit fees include $595,000 in 2006 and $620,000 in 2005 related to the Company’s and the Operating Partnership’s Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services include consultations regarding the Company’s internal control documentation and testing, lender and/or statutory required partnership audits, services associated with asset acquisitions requiring SEC 3-14 audits and legally required employee benefit plan audits.

(3)	Tax compliance and preparation fees are incurred for the preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, financings and taxable REIT subsidiaries.

Pre-Approval Policy

     The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2006 and 2005 and has selected Ernst & Young as independent auditor for 2007, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2007. The Pre-Approval Policy details with specificity the services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2007 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Committee.

Vote Required

     The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. Abstentions and broker non-votes will have no effect on the outcome of the vote. If Proposal 2 does not pass, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2007 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

Board Recommendation

     The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2007.

PROPOSAL 3

SHAREHOLDER PROPOSAL TO IMPLEMENT A MAJORITY
VOTING STANDARD FOR THE ELECTION OF TRUSTEES

     The New England Carpenters Pension Fund, beneficial owner of 6,500 of the Company’s common shares, has submitted the following proposal:

     Resolved: That the shareholders of Equity Residential (“Company”) hereby request that the Board of Trustees initiate the appropriate process to amend the Company’s governance documents (charter or bylaws) to provide that trustee nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested trustee elections, that is, when the number of trustee nominees exceeds the number of board seats.

     Supporting Statement: In order to provide shareholders a meaningful role in trustee elections, our Company’s trustee election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the vote cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual trustees and entire boards. Our Company presently uses a plurality vote standard in all trustee elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

     In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its Board had not taken either action.

     We believe that critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of trustees that fail to win election. A combination of a majority vote standard and post-election trustee resignation policy would establish a meaningful right for shareholders to elect trustees, while reserving for the board an important post-election role in determining the continued status of an unelected trustee. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD STATEMENT OPPOSING SHAREHOLDER PROPOSAL

     After careful consideration, your Board and its Corporate Governance Committee, consisting entirely of independent trustees, believe that the above-described proposal to change the voting standard for Equity Residential trustees would not serve the best interests of the Company and its shareholders.

     Accordingly, the Board recommends a vote “AGAINST” adoption of this proposal for the following reasons:

     Opposing Statement: The Company believes that adherence to sound corporate governance policies and practices is important in ensuring that it is governed and managed to high standards of responsibility, ethics and integrity and in the best interests of shareholders. The Company also believes that shareholders should have a meaningful role in the trustee election process. As an alternative to the above-described proposal, earlier this year the Board amended the Company’s Guidelines on Governance to give shareholders influence in the trustee election process similar to majority voting while avoiding the legal problems inherent in majority voting under current Maryland law.

     In accordance with Maryland law and our Bylaws, our trustees are elected by a plurality standard, meaning that the nominees who receive the most affirmative votes are elected. Plurality voting, which the proposal seeks to replace, was developed many years ago as a reform to eliminate the possibility of “failed elections,” where no nominee or slate of nominees was able to achieve a “majority.” The rules governing plurality voting are well understood and have served the Company well for years. In fact, in no instance has plurality voting prevented our shareholders from either electing the trustees they wanted to elect or otherwise expressing their dissatisfaction with any particular trustee or the Board as a whole, and it also avoids the possibility and consequences of a failed election. For the reasons described more fully below, the Board believes it would not be in the best interests of our shareholders to change the method by which trustees are elected at this time.

     First, our new Guidelines on Governance give real meaning to a majority “withhold” vote while avoiding the unintended consequences noted above. In an uncontested election, any nominee for Trustee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to promptly tender his or her resignation to the Board for consideration. The Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any factors or other information they consider appropriate and relevant, including the circumstances that led to the majority withheld vote, if known. The Board will act on the tendered resignation within 90 days after the vote is certified. The affected trustee cannot participate in the Corporate Governance Committee’s recommendation or Board action. However, in the event that each nominee for Trustee receives a majority withheld vote, the Corporate Governance Committee shall make a final determination as to whether the Company shall accept any or all resignations, including those resignations from the members of the Corporate Governance Committee. The Company will promptly disclose the Board’s decision in a Form 8-K furnished to the Securities and Exchange Commission promptly after the decision and rationale as to whether to accept the resignation (or the reason(s) for rejecting the resignation, if applicable) in a Form 8-K furnished to the SEC. The revised Guidelines on Governance are available in the Investor Information section of our website at www.equityresidential.com.

     Second, this proposal is not necessary to achieve sound corporate governance at the Company as our Trustees have consistently received broad shareholder support, typically well over ninety percent of the votes cast. This proposal would have had no effect whatsoever on any Board election to date. Our shareholders have been highly successful in electing responsible, objective Trustees who have consistently protected the best interests of the shareholders.

     Finally, the majority vote system suggested by the proponent is simple in concept, but in practice raises complications under current Maryland law. A “failed election” – an uncontested election where a trustee nominee does not achieve a majority of the votes cast – could create a variety of outcomes that would either frustrate the goal of providing shareholders a greater voice or cause unintended adverse consequences for the Company, including the following:

  board vacancies jeopardizing the Company’s ability to comply with the trustee independence requirements of the Securities and Exchange Commission and the New York Stock Exchange;

  losing seasoned individuals or those with the expertise necessary to satisfy other SEC requirements and NYSE listing standards (e.g., Chairman, CEO, the requisite “audit committee financial expert”), which could result in a destabilization of the Board; or

  giving undue influence to special-interest voters who use their votes to forward their particular agenda.

     The Board has demonstrated that it is accountable to the shareholders, as evidenced by its prior actions, including the declassification of the Board to provide for the annual election of trustees in 2003, eliminating a potential anti-takeover defense in its Declaration of Trust in 2004, and most recently, by adopting guidelines that give shareholders a more meaningful role in electing trustees. The Board believes that at this time, these trustee resignation policies are the most appropriate way to address the primary concerns raised by the proposal.

Vote Required

     The affirmative vote of a majority of all the votes cast in person or by proxy at the meeting is necessary to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Shareholder approval of this proposal would not result in a change to our Bylaws because this is only a recommendation to the Board of Trustees.

Board Recommendation

     The Board recommends that you vote “AGAINST” the adoption of this shareholder proposal.

COMMON SHARE AND OP UNIT OWNERSHIP OF
TRUSTEES AND EXECUTIVE OFFICERS

     The following table sets forth information, as of March 1, 2007, concerning the beneficial ownership of the Company’s common shares and OP units by each trustee, its Chief Executive Officer, Chief Financial Officer, the other three most highly compensated executive officers at December 31, 2006, and the trustees and all executive officers as a group.

	Number of		Options		Percentage of All
	Common		Exercisable	Percentage of All	Common Shares
	Shares/OP Units(1)		Within 60 Days	Common Shares(1)	and OP Units(1)
Named Executive Officers
David J. Neithercut	318,240	(2)	728,808	*	*
Gerald A. Spector	818,032	(3)	840,337 (3)	*	*
Alan W. George	180,502	(4)	271,987	*	*
Frederick C. Tuomi	195,515		286,990	*	*
Donna Brandin	15,468		7,109	*	*

Trustees
Samuel Zell	7,447,305	(5)	2,817,247	3.40%	3.25%
David J. Neithercut (see above)	--		--	--	--
Gerald A. Spector (see above)	--		--	--	--
John W. Alexander	82,555		80,997	*	*
Charles L. Atwood	16,532		18,665	*	*
Stephen O. Evans	1,294,321	(6)	3,063	*	*
James D. Harper, Jr.	41,083		74,162	*	*
Boone A. Knox	3,395,843	(7)	54,159	1.17%	1.10%
John E. Neal	4,799		1,330	*	*
Desiree G. Rogers	11,151		7,706	*	*
Sheli Z. Rosenberg	304,858	(8)	74,159	*	*
B. Joseph White	43,406		54,159	*	*

Trustees and Executive
Officers as a Group
(20 persons)	14,679,277		5,868,765	6.72%	6.44%
____________________

*	Less than 1%.

(1)	On March 1, 2007, a total of 294,049,633 common shares, including restricted share awards, and 19,311,285 limited partners’ OP units were outstanding. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. Except as otherwise noted, each person has sole voting and investment power over the shares listed. 3,725,636 of Mr. Zell’s shares/OP Units were pledged and 81,681 of Mr. Spector’s shares were on deposit in a margin account as of February 2007.

(2)	Includes 2,874 common shares beneficially owned by a partnership, of which Mr. Neithercut is general partner.

(3)	Includes 108,349 common shares beneficially owned by Mr. Spector’s spouse, and 6,946 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 25,015 common shares and 125,631 options beneficially owned by the Spector Family Dynasty Trust, of which Mr. Spector is the sole trustee and as such may be deemed the beneficial owner thereof.

(4)	Includes 500 shares owned in joint tenancy by Mr. George and his spouse.

(5)	Includes 4,863,502 OP Units; 600 common shares beneficially owned by Mr. Zell’s spouse; 60,000 common shares beneficially owned by a family foundation of which Mr. Zell is a director; and 1,232,762 common shares and 4,462,828 OP Units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. Mr. Zell disclaims beneficial ownership of such 1,232,762 common shares and 4,462,828 OP Units, which are held by trusts for the benefit of Mr. Zell and his family, except to the extent of his pecuniary interest therein.

(6)	Includes 130,000 common shares and 35,554 OP Units beneficially owned by certain entities managed or controlled by Mr. Evans and 1,103,224 OP Units beneficially owned by limited partnerships (collectively, the “EW LPs”), of which Mr. Evans serves as a general partner. Mr. Evans disclaims beneficial ownership in such common shares and OP Units owned by the EW LPs except to the extent of his pecuniary interest therein.

(7)	Includes 2,690,564 common shares beneficially owned by certain entities managed or controlled by Mr. Knox. Mr. Knox disclaims beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. Also includes 6,228 common shares beneficially owned by Mr. Knox’s spouse and 848 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by a foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by such foundation. Also includes 144,298 common shares, over which Mr. Knox has investment authority, beneficially owned by his sister-in-law. Mr. Knox disclaims beneficial ownership of these common shares.

(8)	Includes 68,025 common shares beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership, and 3,056 OP Units.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

      This table sets forth information with respect to persons who are known to own more than 5% of the Company’s 293,551,633 outstanding common shares as of December 31, 2006.

	Number of
	Common Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Common Shares
FMR Corp. (1)	27,140,829	9.2%
82 Devonshire Street
Boston, MA 02109

The Vanguard Group, Inc. (2)	17,450,265	5.9%
100 Vanguard Blvd.
Malvern, PA 19355

Barclays Global Investors, N.A. and affiliates (3)	16,384,903	5.6%
45 Fremont Street
San Francisco, CA 94105

Capital Research and Management Company (4)	15,088,200	5.1%
333 South Hope Street
Los Angeles, CA 90071
____________________

(1)	FMR Corp.’s Schedule 13-G filed on February 14, 2007, states that as of December 31, 2006, it has sole power to vote 2,099,210 common shares and has the sole power to dispose of 27,140,829 common shares, as a result of its subsidiaries acting as an investment advisor to various funds.

(2)	The Vanguard Group, Inc.’s Schedule 13-G filed on February 14, 2007, states that as of December 31, 2006, it has sole power to vote 321,762 common shares and has the sole power to dispose of 17,450,265 common shares.

(3)	The Schedule 13-G filed by Barclays Global Investors, NA and affiliates (“BGI”) on January 23, 2007, states that as of December 31, 2006, BGI has sole power to vote 15,033,418 common shares and has the sole power to dispose of 16,384,903 common shares which are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Capital Research and Management Company’s Schedule 13-G filed on February 12, 2007, states that as of December 31, 2006, it has sole power to vote 3,750,500 common shares and has the sole power to dispose of 15,088,200 common shares as a result of acting as investment advisor to various investment companies.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Mission and Vision

      As an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets, the Company has developed these statements of its mission and vision:

Mission: To Be America’s Choice for Apartment Living by being uncompromising in delivering on our commitments to our customers, employees and shareholders.

Vision: We will enhance our position as a leader in the apartment industry by leveraging our size and scale in four critical ways:

  Investing or “recycling” capital investments in apartment communities located in strategically targeted markets, to maximize our total return on an enterprise level.
  Meeting the needs of our customers by offering a wide array of product choices and a commitment to service.
  Engaging, retaining and attracting the best people by providing them with the education, resources and opportunities to succeed.
  Sharing resources, customers and best practices in property management and across the enterprise.

Compensation Philosophy

      To achieve this mission and vision – including engaging, retaining and attracting the best people in the industry – the Company developed the Equity Residential Compensation Philosophy. This Philosophy represents the Company’s commitment to employees concerning their compensation and calls for compensation programs and structures that are:

  Competitive and market based. The Company maintains a competitive position on total compensation in the marketplace to engage employees, retain high performers and attract the best apartment industry talent

   Performance driven. The Company offers incentive compensation plans with opportunities for the highest performers to earn the highest rewards on a total compensation basis.

  Fair and internally equitable. The Company’s salary structure and incentive compensation plans are designed to compensate every employee fairly compared to other Company employees, both in the same job and in other jobs.

  Consistent and flexible. The Company’s compensation programs apply the same principles for all employees, taking into account employee and company performance levels, documented variations in local markets, and differences in job structures.

  Easy to understand and administer. The Company sets salary ranges based on reliable, location-specific data, adjusting ranges periodically for changes in the marketplace. Managers are given the tools and information they need to make sound compensation decisions that are consistent with this philosophy. Managers are held accountable for good compensation decisions.

  Openly communicated. The Company regularly and openly communicates with its employees to explain how positions are evaluated and how they compare to others in the industry and the Company. Managers are given the information and education they need to be experts on this philosophy, as well as our compensation program and structure. Managers are held accountable for communicating the compensation program, expectations and decisions to their employees.

Performance Management

      The Company’s compensation program rewards executives and employees based on their contributions to our success. The Company’s performance management program links compensation to both individual and Company results for approximately 1,600 corporate and property-level executives, managers, and supervisors. The program rates participants’ annual achievement against both financial goals and non-financial performance objectives. In addition to aligning pay with performance, the program is designed to make the Company’s performance expectations clear to employees and to measure and reward performance consistently throughout the organization. Under the program, supervisors and managers prepare an annual performance assessment for each participant.

      Assessment of Company Performance. Each year, the Company establishes a set of Company goals and department goals for senior executives to align their goals with the Company’s. These include financial goals as well as objectives that move the Company forward in terms of our Mission and Vision and our commitments to shareholders, customers and employees. In December 2005, our Chief  Executive Officer and President, Mr. Neithercut, reviewed the 2006 Company and department goals with the Compensation Committee, and summarized the Company’s goals for the Board of Trustees. Management reviewed progress on the goals and objectives with the Compensation Committee periodically in 2006. Also, the goals and objectives were posted on the Company’s intranet for access by all employees.

      At 2006 year-end, Mr. Neithercut presented an assessment of Company performance against the Company’s goals and department goals to the Compensation Committee, and a summary of performance against the Company’s goals to the Board, with both relevant metrics and subjective measures. For compensation purposes, the Compensation Committee made its own assessment of performance against the Company’s goals and department goals. The Compensation Committee discussed this assessment with the other independent members of the Board.

      Assessment of Individual Executive Performance. Performance of the Chief Executive Officer and President is determined by an assessment of the achievement of both the Company’s goals and department goals. Performance of the Chief Operating Officer is determined by an assessment of achievement of the Company’s goals and those department goals for which he has functional responsibility. Individual performance of all other Executive Officers is determined by an assessment of relevant department goals conducted by the Chief Executive Officer and President in consultation with the Chief Operating Officer. For the purpose of compensation decisions, that assessment is considered – along with other relevant factors – by the Compensation Committee and the other independent members of the Board.

      The assessments of Company and individual executive performance are factors in determining each of the elements of executive compensation below, along with such factors as Company financial results and shareholder returns.

Company Performance in 2006

      The Company’s performance in 2006 included these notable achievements:

  Strong Financial Results. The Company had a total shareholder return of approximately 35%, with its total revenues from continuing operations increasing by $300 million to $2 billion. The Company increased its earnings per share to $3.50 compared to $2.79 in 2005, increased its net operating income from its same store properties by 7% and was pleased to increase its dividend by 4.5%, to $1.85 per share.

  Portfolio Transformation. The Company continued the transformation of its portfolio by selling assets, typically in smaller, second-tier markets, such as Detroit, Minneapolis and San Antonio, and buying assets in core markets, such as Manhattan, Southern California and Seattle. These core markets share our target characteristics of high barriers to entry, higher than average job growth, large renter populations, an attractive quality of life, and high single-family home costs. In 2006, the Company acquired 35 properties with 8,768 units, for $1.75 billion, while selling 335 properties with 39,608 units for $2.26 billion. By far, the single largest transaction was the $1.09 billion sale of the Lexford Housing Division, generating an unleveraged internal rate of return of 15%.

  Increased Development. The Company continued to grow its development business with $831 million in new starts, up from $223 million in 2005. More than half the dollar value of those new construction starts are directly developed by the Company for its own account with the balance developed with joint venture partners. The Company currently has $1.2 billion in assets under construction and a pipeline of $1.8 billion of potential development deals in twelve major metropolitan markets, such as Southern California, New York and San Francisco.

  Transformation of Property Operations. The Company transformed its operations with new technologies and systems to enable it to manage properties more efficiently and operate at a higher level. The Company implemented a new automated pricing system and an enterprise wide operating platform, giving it new ways to monitor and improve its operations and service. The Company also launched several procurement initiatives that produced $14 million in savings for the year.

  Strong Employee Engagement. The Company enhanced its award-winning training programs, refined pay and performance systems and introduced new career development tools. The Company also achieved a score of 83% on its 2006 employee engagement survey, up from 79% in 2005. This score is substantially higher than the average of other national companies.

Executive Compensation

Objectives of the Compensation Program

      The Company’s executive compensation program has these specific objectives:

  recognize and reward the qualifications, experience and expertise our executives bring to the enterprise and their ongoing contributions;
  reward achievement of both current-year objectives and the Company’s long-term success;
  motivate current and future performance and align the interests of its executives with the interests of the Company and its shareholders by providing an opportunity to participate in the appreciation of the value of the Company’s shares over time through share-based compensation; and
●	encourage the retention of key executives by providing competitive compensation and opportunities for superior pay for superior performance by ensuring that a significant percentage of their total compensation includes multi-year vesting provisions.

Benchmarking

      To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee has, from time to time, engaged an outside consultant to provide an annual competitive benchmarking analysis for the Executive Officers. For 2005 and 2006, the Committee engaged FPL Associates Compensation (FPL) to provide this analysis. The analysis utilizes data from a peer group of twenty large public real estate investment trusts across a variety of asset classes, i.e., multi-family, office, industrial and retail. The Committee and the Company use this information as context for decisions about compensation practices and about pay levels for individual Executive Officers.

Elements of Total Compensation

      The Company takes a “total compensation” approach to executive compensation, meaning that each element of direct compensation is considered both individually and in terms of the total amount paid to an executive. An executive’s direct compensation program consists of three elements: a fixed annual salary; short-term incentives in the form of a discretionary annual cash bonus; and discretionary annual long-term compensation, which consists of both share and option awards that vest over time. Other forms of potential compensation, including potential change in control/post-employment payments, are discussed in the Compensation Tables.

Annual Salary

      Annual salaries are paid to Executive Officers with the same objectives as salaries paid to all employees of the Company:

●	recognizing and rewarding their qualifications, the experience and expertise they bring to the enterprise, and the ongoing contributions they make to the business;
●	rewarding the achievement of the previous year’s objectives, as well as long-term success of the Company; and
●	encouraging employee retention by providing competitive compensation.

      The Company reviews its overall salary structure annually to determine that salaries remain competitive. The review considers data from compensation surveys of the real estate industry in general, the multi-family housing industry and, for certain positions, general industry. Individual salaries are reviewed at least annually, with most reviews taking place at year-end. Salary increases may be granted based on both performance and the employee’s position in the applicable salary range.

      For Executive Officers, the annual salary is determined at the beginning of the year, taking into consideration each executive’s responsibilities, qualifications, performance in the previous year, the degree to which the executive has reached full proficiency in the position, ongoing contributions to the Company’s success, salaries paid to the other executive officers and external benchmarking data.

      Mr. Neithercut’s annual salary for 2006 of $600,000 was determined by the Compensation Committee, together with the other independent members of the Board, in January 2006. The Committee took into consideration the factors discussed in the previous paragraph. Because this was Mr. Neithercut’s first year as CEO, the Committee made an assessment, with outgoing CEO Bruce Duncan, of Mr. Neithercut’s 2005 performance as EVP Corporate Strategy and as President for seven months of that year.

      For Executive Officers other than the Chief Executive Officer and President, annual salaries for 2006 were determined by Mr. Neithercut in consultation with Mr. Duncan, Mr. Spector (except for his own salary) and the Compensation Committee, in a series of meetings in December 2005 and January 2006. The factors discussed above were taken into consideration in making those decisions.

Annual Cash Bonus

      The second element of direct compensation is an annual cash bonus, which for executive officers is meant to:

  reward achievement of current-year objectives , as well as long-term success of the Company; and
  encourage the retention of key executives by providing competitive compensation and opportunities for superior pay for superior performance.

      Executive Officers are awarded discretionary cash bonuses annually based on a number of factors, including both Company performance and individual performance. The amount of the award is determined as follows. Each Executive Officer has a bonus target amount. The target is set at the time of hire or promotion, although it can be adjusted from time to time, typically at the time of the year-end compensation process. The bonus target is expressed as a percentage of annual salary. In any year, the cash bonus an Executive Officer actually receives can be greater or less than the target.

      Mr. Neithercut’s cash bonus target for 2006 was $900,000: 150% of his annual salary. His actual annual cash bonus is determined by the Compensation Committee and approved by the independent members of the Board. Factors taken into account in this determination include the bonus target, the Committee’s assessment of performance against Company goals and department goals, bonuses paid to the Company’s chief executive officer in prior years, bonuses paid to the other Executive Officers, external benchmarking data, the Company’s overall financial condition, and any other factors deemed relevant by the Compensation Committee.

      Bonus targets as a percentage of salaries for the named executives other than Mr. Neithercut are: Mr. Spector - 127%; and Mr. George, Mr. Tuomi and Ms. Brandin - 75%.

      Each Executive Officer’s actual bonus is determined by Mr. Neithercut in consultation with Mr. Spector (except for his own bonus) and the Compensation Committee, using the bonus target as a baseline, and considering the assessment of Company performance, the assessment of individual performance against department goals, bonuses paid to the other Executive Officers and employees, external benchmarking data, the Company’s overall financial condition, and any other factors deemed relevant by Mr. Neithercut.

      Cash bonuses paid to the ten executive officers as a group for 2006 were 18.5% above target as a result of the achievements discussed in Company Performance in 2006, as well as each executive’s individual performance. Bonuses paid to the ten Executive Officers as a group for 2006 were 15.5% higher than bonuses paid to the ten Executive Officers for 2005.

Emphasis on Long-Term Compensation: Share Awards and Option Awards

      The third element of direct compensation, after annual salary and cash bonus, is long-term compensation consisting of Share Awards and Option Awards, which are meant to:

  align the interests of key executives with the interests of the Company and its shareholders;
  motivate current and future performance by providing opportunity to participate in the appreciation in the value of the Company’s shares over time;
  recognize and reward Executive Officers’ ongoing contributions to the business; and
  encourage the retention of its Executive Officers.

The Company believes that share ownership by our Executive Officers is the most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual compensation package includes a significant portion of Share Awards and Option Awards. The larger one’s total compensation is, the larger the percentage that Share Awards and Option Awards will make up of the total annual compensation. Sixty percent of Mr. Neithercut’s 2006 total annual compensation is comprised of Share Awards and Option Awards that vest over time.

      Executive Officers are awarded long-term compensation annually based on a number of factors, including both Company performance and individual performance for the previous year. The amount of the awards is determined as follows: Each Executive Officer is assigned a long-term compensation target amount. The long-term compensation target is expressed as a percentage of annual salary or of annual salary plus cash bonus. In any year, the long-term compensation an Executive Officer actually receives can be greater or less than the target.

      Mr. Neithercut’s long-term compensation target for 2006 was $2,250,000 - 150% of his total cash compensation. His annual long-term compensation is determined by the Compensation Committee together with the other independent members of the Board. Factors taken into account in this determination include the long-term compensation target, Company performance, the value of similar awards to chief executive officers of comparable companies, the long-term compensation awards given chief executive officers in past years, the Company’s overall financial condition, long-term compensation paid to the other executive officers and employees for the current year, as well as any other factors deemed relevant by the Committee.

      Long-term compensation targets for 2006 for the named executive officers other than Mr. Neithercut are Mr. Spector: 188% of cash compensation; Mr. George and Mr. Tuomi: 100% of cash compensation; and Ms. Brandin: 75% of annual salary.

      The actual long-term compensation award is determined by Mr. Neithercut in consultation with Mr. Spector (except for his own long-term compensation) and the Compensation Committee, using the target as a baseline. Factors taken into account in determining each Executive Officer’s actual long-term compensation award include Company financial performance for the year, the Company’s overall financial condition, the executive’s performance against annual goals and objectives, the percentage of long-term compensation target paid to the other Executive Officers and employees.

      Long-term compensation earned by the ten Executive Officers as a group for 2006 was 18.6% above target as a result of the achievements discussed in Company Performance in 2006, as well as each executive’s individual performance. Long-term compensation paid to the ten Executive Officers as a group for 2006 was 21.7% higher than long-term compensation paid to the ten Executive Officers for 2005.

      Share Awards. For all Executive Officers, 75 percent of long-term compensation is issued as Share Awards (or “restricted shares”). The number of shares is determined by dividing the dollar value of the Share Award by the grant price. Share Awards vest in full upon completion of three years of continuous employment from the grant date, encouraging the retention of key executives. Dividends are paid on restricted shares at the same rate as on unrestricted common shares.

      Option Awards. The remaining 25 percent of long-term compensation is issued as Option Awards. The Company believes that Option Awards are particularly well-suited to aligning executives’ interests with those of shareholders and for motivating future performance because Option Awards have no value unless the share price appreciates. The number of options is determined by dividing the dollar value of the Option Award by the option value per share. Option Awards vest over a period of three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives.

      Pricing and Dates of Share Awards and Option Awards. The Company has a detailed policy establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Share Award value and the exercise price of the Option Awards shall be the price of the Company’s common shares at the close of business on the grant date approved by the Company’s Board. The Company’s Chief Financial Officer and/or Chief Accounting Officer provides the Compensation Committee with management’s recommendation for the value of each option to be used in the Option Award, including all assumptions to be used. The Company uses the same valuation methodology for the value of each option as it uses to determine accounting expense for Option Awards in accordance with Statement of Financial Accounting Standards No. 123, Share-Based Payment, as revised ("SFAS 123 (R)"). The Company’s Board, after reviewing the Compensation Committee’s recommendation, then approves the grant date (which must be on or after the approval date and is typically one business day after the Company’s release of its fourth quarter earnings), the value of each option, the allocation between Share Awards and Option Awards, and the annual salary increases and Share Awards and Option Awards for all employees, including its executive officers. Any grant date for out of cycle grants (i.e., an initial award to a new hire or an award to an existing employee in the case of a promotion) to the Company’s executive officers requires the approval of the Compensation Committee or the Company’s Board.

      Performance Share Unit Awards. For services performed for years prior to 2006, Executive Officers were granted Performance Share Unit Awards, which made up ten percent of their total compensation. The purpose was to promote the overall financial objectives of the Company and its shareholders by linking the financial interests of the executives to the achievement of long-term growth in shareholder value, and to continue their employment with the Company. The Performance Share Units gave the executive an opportunity to earn in common shares an amount as little as 0% to as much as 225% of the number of Performance Share Units earned, depending on Company performance, as more fully explained in the Executive Compensation section of this proxy.

      The Company has discontinued the awarding of Performance Share Units and did not award any such units in early 2007 for services performed during 2006. The Company believes that the objectives of Performance Share Units are accomplished by Share Awards and Option Awards. The amount that previously would have been granted to each Executive Officer as Performance Share Units is now included in the 2006 long-term compensation, with 75% issued as Share Awards and the remaining 25% issued as Option Awards.

Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), limits the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the Compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders. The Company believes that because it qualifies as a REIT under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Supplemental Compensation Disclosure

     In order to provide our shareholders with a more complete picture of the compensation of our named executive officers, we are providing additional compensation information not required by the SEC. First, we are furnishing a Supplemental Summary Compensation Table showing Mr. Neithercut’s total compensation for 2006 and 2005 using the grant date fair value of restricted shares, performance shares and options for services performed in 2006 and 2005. Second, we have included in the Grants of Plan-Based Awards table the grants of restricted shares and options made in February 2007 for services performed in 2006. The SEC rules only require the disclosure of such grants made in 2006, which in our case represents grants for services performed in 2005.

     The new SEC disclosure rules require that the Company include in its Summary Compensation Table as 2006 compensation the value of restricted shares, share options and performance share units expensed for financial reporting purposes in 2006. In general, equity awards are expensed over the vesting period of the award. Therefore, the awards expensed in 2006 for our executive officers include portions of grants made in 2004, 2005 and 2006. Accordingly, while the Salary and Cash Bonus columns of the Summary Compensation Table present payments made for services performed in 2006, the restricted shares, performance shares and options presented in the table represent previously earned and disclosed compensation for years prior to 2006. The following table sets forth the supplemental information for Mr. Neithercut.

SUPPLEMENTAL SUMMARY COMPENSATION TABLE FOR MR. NEITHERCUT

							Change in Pension
						Non-	Value and
			SHARE AWARDS			Equity	Non-qualified
		Cash	Restricted	Performance	Option	Incentive	Deferred
		Bonus	Shares	Shares	Awards	Plan	Compensation	All Other	Total
Year	Salary	(1)	(2)	(3)	(4)	Compensation	Earnings	Compensation	Compensation
2006	$600,000	$900,000	$1,706,222	$0	$568,777	$0	$0	$16,381	$3,791,380
2005	450,000	725,000	1,582,487	364,998	527,513	0	0	4,100	3,654,098
____________________

(1)	Reflects the cash bonuses paid for services performed in 2006 and 2005.

(2)	Reflects the number of restricted shares granted for services performed in the listed years, multiplied by the closing price of the common shares on the grant date: 2006 - 31,892 shares valued at $53.50 per share; 2005 - 36,974 shares valued at $42.80 per share.

(3)	No performance share units were granted for services performed in 2006 to Mr. Neithercut or any other executive officer. The amount listed for 2005 reflects the target number of performance share units granted for services performed in 2005 multiplied by the closing price of the common shares on the grant date (8,528 shares valued at $42.80 per share). The actual number of shares that could be issued for the three calendar year performance period ending December 31, 2008 could range from 0% to 225% of the target amount.

(4)	Reflects the grant date fair value of the options granted for services performed in the listed years: 2006 - 90,859 options valued at $6.26 per option; 2005 - 125,003 options valued at $4.22 per option.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis shown above and is satisfied that the Analysis fairly and completely represents the philosophy, intent and actions of the committee with regard to executive compensation. Accordingly, we recommended to the Board that the Analysis be included in this Proxy Statement.

Compensation Committee:

John W. Alexander, Chair
James D. Harper, Jr.
Boone A. Knox
Desiree G. Rogers
Sheli Z. Rosenberg

EXECUTIVE COMPENSATION

     The following tables set forth information regarding the compensation of Mr. Neithercut, the Company’s Chief Executive Officer and President, Ms. Brandin, the Company’s Chief Financial Officer, and the other three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Non-qualified
			SHARE AWARDS			Incentive	Deferred
		Cash	Restricted	Performance	Option	Plan	Compensation	All Other
Name and		Bonus	Shares	Shares	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Salary	(1)	(2)	(2)	(2)	(3)	(3)	(4)	Compensation
David J. Neithercut,	$600,000	$900,000	$1,157,490	$373,626	$385,843	$0	$0	$16,381	$3,433,340
Chief Executive
Officer &
President
Gerald A. Spector,	550,000	700,000	1,455,816	585,001	485,283	0	0	9,450	3,785,550
Executive Vice
President & Chief
Operating Officer
Alan W. George,	350,000	500,000	643,100	255,195	214,398	0	0	13,199	1,975,892
Executive Vice
President & Chief
Investment Officer
Frederick C. Tuomi,	400,000	450,000	516,237	234,401	172,095	0	0	12,743	1,785,476
Executive Vice
President &
President –
Property
Management
Donna Brandin,	350,000	275,000	122,322	15,329	67,692	0	0	18,782	849,125
Executive Vice
President & Chief
Financial Officer

(1)	Reflects the cash bonus paid in February 2007 for services performed in 2006.

(2)	Reflects the compensation cost recognized by the Company in its 2006 Financial Statements under SFAS 123 (R) with respect to restricted shares, options and performance share units granted in 2004, 2005 and 2006 for services performed in years prior to 2006. In general under that rule, an equity award is expensed over the vesting period of the award Therefore, the above numbers would typically include one-third of the grant date value of each of the 2004, 2005 and 2006 grants. See the Grants of Plan-Based Awards table below for the 2007 grants made for services performed in 2006. Assumptions used in the calculation of these amounts are included in footnotes 2 and 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(3)	The named executives do not have pension benefits and are not entitled to above-market or preferential earnings on nonqualified deferred compensation.

(4)	This column reports the total amount of other benefits provided, which include Company matching contributions to the Company’s 401(k) plan, moving expenses for Ms. Brandin, executive physicals for Mr. Neithercut and Mr. George and payment of life insurance premiums for Mr. Neithercut, Mr. George and Mr. Tuomi.

Performance Share Plan Awards

     The Company currently has outstanding grants under the Company’s Performance Share Plan from 2005 and 2006. Under these grants, the executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance share units awarded them based on a three year valuation period from the date of grant. Effective January 1, 2007, the Company discontinued the award of new performance share awards. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January of the three–year period and the average percentage increase in funds from operations (“FFO”) for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the “T-Note Rate”).

If the Company’s Average Annual Return exceeds the T-Note Rate by:	less than 0.99%	1-1.99%	2%	3%	4%	5%	6%	greater than 7%

Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

     If the Company’s Average Annual Return exceeds the Average T-Note Rate by an amount which falls between any of the percentages set forth above in excess of the 2% threshold, the executive’s award will be determined by extrapolation between the two percentages. Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive’s continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive’s death, retirement after age 62, disability or upon a change in control of the Company. The owners of existing performance share units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units.

GRANTS OF PLAN-BASED AWARDS

     The following table shows the number of restricted shares, options and performance share units granted the named executives in the calendar years 2006 and 2007. Pursuant to SEC rules, this table requires the disclosure of such grants made in 2006 for services performed in 2005 and prior years. Although not required by SEC rules, in order to more fully disclose the compensation for the named executives, this table also includes such grants made in February 2007 for services performed in 2006.

		Estimated Future Payouts of							Grant Date Fair
		Shares Under Equity			Number of		Exercise	Closing	Value of Restricted
	Grant	Incentive Plan Awards (4)			Restricted	Number of	Price	Price on	Shares and
	Date	Threshold	Target	Maximum	Shares	Options	Per	Grant	Option Awards
Name	(1)(2)(3)	(0%)	(100%)	(225%)	Granted	Granted	Option	Date	(1)(2)(3)
David J. Neithercut	1/3/06				5,432	---	$ ---	$39.99	$217,226
	2/3/06	0	8,528	19,188	---	---	---	---	n/a
	2/3/06				36,974	---	---	42.80	1,582,487
	2/3/06				---	125,003	42.80	42.80	527,513
	2/8/07				31,892	---	---	53.50	1,706,222
	2/8/07				---	90,859	53.50	53.50	568,777
Gerald A. Spector	1/3/06				11,040	---	---	39.99	441,490
	2/3/06	0	8,411	18,925	---	---	---	---	n/a
	2/3/06				34,871	---	---	42.80	1,492,479
	2/3/06				---	117,896	42.80	42.80	497,521
	2/8/07				32,943	---	---	53.50	1,762,451
	2/8/07				---	93,857	53.50	53.50	587,545
Alan W. George	1/3/06				4,452	---	---	39.99	178,035
	2/3/06	0	4,439	9,988	---	---	---	---	n/a
	2/3/06				17,698	---	---	42.80	757,474
	2/3/06				---	59,840	42.80	42.80	252,525
	2/8/07				14,719	---	---	53.50	787,467
	2/8/07				---	41,938	53.50	53.50	62,532
Frederick C. Tuomi	1/3/06				4,274	---	---	39.99	170,917
	2/3/06	0	4,088	9,198	---	---	---	---	n/a
	2/3/06				13,580	---	---	42.80	581,224
	2/3/06				---	45,918	42.80	42.80	193,774
	2/8/07				14,719	---	---	53.50	787,467
	2/8/07				---	41,938	53.30	53.50	262,532
Donna Brandin	2/3/06	0	1,985	4,466	---	---	---	---	n/a
	2/3/06				4,205	---	---	42.80	179,974
	2/3/06				---	14,224	42.80	42.80	60,025
	2/8/07				5,257	---	---	53.50	281,250
	2/8/07				---	14,976	53.50	53.50	93,750

(1)	1/3/06 Grant. Reflects the restricted shares issued on January 3, 2006 pursuant to the Company’s 2003 grant of performance shares for the three calendar year valuation period ending December 31, 2005, which resulted in a payout of 167.75% of such grant. The performance share grant was approved by the Board on February 7, 2003. Fifty percent of the awarded shares were issued as restricted shares, vest equally over two years, and are reflected in this table. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The remaining fifty percent of the shares vested upon issuance and are reflected in the “Options Exercises and Stock Vested during 2006” table.

(2)	2/3/06 Grant. This grant for services performed in 2005 was approved by the Board on January 25, 2006. The dollar value of the restricted shares, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $4.22 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 6 years, a volatility of 19.1%, a risk-free interest rate of 4.52%, and a dividend yield of 6.04%.

(3)	2/8/07 Grant. This grant for services performed in 2006 was approved by the Board on January 15, 2007. The dollar value of the restricted shares, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $6.26 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 18.87%, a risk-free interest rate of 4.74%, and a dividend yield of 5.41%.

(4)	Reflects the potential payouts in number of shares under the Company’s 2006 grant of performance shares for the three calendar year performance period ending December 31, 2008 using the $42.80 grant price. As described in the “Performance Share Plan Awards” section above, the actual amount of shares that could be issued as of the valuation date could range from 0% to 225% of the target amount.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	OPTION AWARDS				SHARE AWARDS

							Equity Incentive	Equity Incentive
						Market	Plan Awards:	Plan Awards:
					Number of	Value of	Number of	Market Value of
	Number		Option	Option	Unvested	Unvested	Unearned	Unearned
	of Unexercised Options		Exercise	Expiration	Restricted	Restricted	Performance	Performance
Name	Exercisable	Unexercisable	Price	Date (1)	Shares	Shares (2)	Shares (2)(3)	Shares (2)(3)
David J. Neithercut					104,042	$5,280,132	22,016	$1,117,312
	99,246	0	$20.09	1/18/2009
	65,282	0	21.06	1/24/2010
	67,704	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	79,965	0	27.20	1/16/2012
	100,987	0	23.55	2/7/2013
	77,434	38,717	29.25	1/27/2014
	46,403	92,807	31.76	2/3/2015
	0	125,003	42.80	2/3/2016
Total:	602,021	256,527			104,042	5,280,132	22,016	1,117,312
Gerald A. Spector					140,168	7,113,526	32,363	1,642,422
	54,742	0	25.84	1/18/2011
	200,000	0	27.60	7/11/2011
	165,444	0	27.20	1/16/2012
	51,316	0	23.55	2/7/2013
	135,937	67,969	29.25	1/27/2014
	62,815	125,632	31.76	2/3/2015
	0	117,896	42.80	2/3/2016
Total:	670,254	311,497			140,168	7,113,526	32,363	1,642,422
Alan W. George					60,561	3,073,471	14,370	729,278
	46,176	0	27.20	1/16/2012
	71,711	0	23.55	2/7/2013
	55,130	27,566	29.25	1/27/2014
	25,729	51,459	31.76	2/3/2015
	0	59,840	42.80	2/3/2016
Total:	198,746	138,865			60,561	3,073,471	14,370	729,278
Frederick C. Tuomi					49,512	2,512,734	13,098	664,724
	42,536	0	25.84	1/18/2011
	65,000	0	27.60	7/11/2011
	54,687	0	27.20	1/16/2012
	43,512	21,756	29.25	1/27/2014
	22,096	44,194	31.76	2/3/2015
	0	45,918	42.80	2/3/2016
Total:	227,831	111,868			49,512	2,512,734	13,098	664,724
Donna Brandin					10,176	516,432	1,128	57,246
	0	18,334	31.13	8/23/2014
	0	4,736	31.76	2/3/2015
	0	14,224	42.80	2/3/2016
Total:	0	37,294			10,716	516,432	1,128	57,246

(1)	All options, which are granted ten years prior to the stated expiration date, vest in equal installments over three years.

(2)	The dollar amount shown equals the number of outstanding restricted shares and unearned performance shares at December 31, 2006, multiplied by $50.75, the fair market value of the common shares at December 29, 2006, the last business day in 2006. The restricted shares vest in full on the third anniversary of the grant date.

(3)	These columns show the number and value of common shares that would be awarded under the Company’s Performance Share Plan assuming the 2004, 2005 and 2006 performance share grants were valued as of December 31, 2006, instead of the third anniversary of the grant date, using a $50.75 price and the following valuations: 2004 grant–137.10% of target; 2005 grant –143.40% of target; and 2006 grant –0 % of target. As described in the “Performance Share Plan Awards” section above, the actual amount of shares that could be issued as of the valuation date could range from 0% to 225% of the target amount.

     The following table shows the value realized by the named executive officers upon exercise of options and the vesting of stock during 2006. These option and stock awards were granted to the named executives in previous years, were previously disclosed and were not part of their 2006 compensation package.

OPTION EXERCISES AND SHARES VESTED DURING 2006

	Option Awards		Stock Awards (1)

	Number of
	Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise	on Exercise	Acquired on Vesting	on Vesting
David J. Neithercut	101,200	$2,586,202	29,874	$1,271,168
Gerald A. Spector	125,000	2,700,865	66,455	2,830,982
Alan W. George	65,000	1,293,422	21,809	926,469
Frederick C. Tuomi	63,027	1,437,315	20,995	891,923
Donna Brandin	39,033	733,328	0	0
____________________

(1)	Reflects the vesting of restricted shares granted in 2003 for services performed in 2002, as well as the vesting of restricted shares issued under the 2003 performance share grant.

PENSION BENEFITS

     The Company does not have a pension plan. Accordingly, there are no pension benefits to disclose for the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

     The following table represents the value of the previously earned and disclosed compensation that the named executive officers have chosen to defer in the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP is a non-qualified deferred compensation plan which allows all Company employees with an annual salary of $80,000 or above to defer receipt of a portion of their base salary and/or annual incentive payments until the time elected by the participant. The amounts deferred are deposited by the Company into the SERP and are invested, at the option of the participant, in Company stock or in a limited number of independent mutual funds. The Company does not guaranty any certain investment return, and all deferred compensation is funded directly into the SERP. Accordingly, the Company’s obligation to pay out such funds to the named executive upon specified events, including termination of employment, is 100% matched with the funds in the SERP. The amounts shown in the Aggregate Earnings column represent increases (decreases) in value on such investments.

					Aggregate
	Balance	Executive	Company	Aggregate	Withdrawals/	Balance at
	at January 1,	Contributions	Contributions	Earnings	Distributions	December 31,
Name	2006(1)	in 2006	in 2006	in 2006	in 2006	2006 (2)

David J. Neithercut	$8,744,249	$0	$0	$2,472,620	$0	$11,216,869

Gerald A. Spector	17,387,856	0	0	5,552,625	0	22,940,481

Alan W. George	8,255,430	0	0	1,741,777	0	9,997,207

Frederick C. Tuomi	5,242,194	745,966	0	1,763,964	0	7,752,124

Donna Brandin	80,508	87,164	0	8,207	0	175,879

(1)	The assets of the Company’s SERP are funded and held in trust by an independent trustee. The trust assets are separate from the assets of the Company but in case of bankruptcy or insolvency of the Company would become available to creditors. In the meantime, they are not available for general operations of the Company. An employee can defer up to 25% of his or her base salary, up to 100% of his or her annual cash bonus and up to 100% of any shares of Company stock issued under the Company’s long-term incentive plans upon their vesting. Any such deferrals are subject to tightly defined deferral elections, which must be filed with the Company in advance of receipt of such compensation or stock grants. Typically, deferred compensation can be paid to the employee upon certain events such as: termination of employment, disability, death, at that time or pursuant to a fixed schedule designated at the time of the initial deferral election, a change in control or an unforeseeable emergency. Payments of deferred compensation made to the named executive officers upon termination of employment to the named executives must be delayed by at least six months following any said termination.

(2)	The amounts in this column represent previously earned and disclosed compensation to the named executive officers and the investment earnings thereon.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

     The following table discloses the potential payments that would be provided each named executive officer under the Company’s compensation and benefit plans and arrangements in the event of a termination of employment (as defined below) or Change in Control of the Company on December 31, 2006.

	Event	David J. Neithercut	Gerald A. Spector	Alan W. George	Frederick C. Tuomi	Donna Brandin
Change in Control without
termination (1):
●	Cash Severance	--	--	--	--	--
●	Accrued Bonus and LTC	--	--	--	--	--
●	Unvested Equity Awards	$11,629,881	$15,494,232	$6,796,311	$5,717,684	$1,395,639
●	Health Care Benefits	--	--	--	--	--
●	Excise Tax Gross-Up (2)	0	0	0	0	0
	Total:	$11,629,881	$15,494,232	$6,796,311	$5,717,684	$1,395,639

Change in Control with
termination (1):
●	Cash Severance (3)	$2,643,750	$2,750,000	$1,462,500	$1,631,250	$512,500
●	Accrued Bonus and LTC (4)	3,150,000	2,885,500	875,000	1,000,000	525,000
●	Unvested Equity Awards	11,629,881	15,494,232	6,796,311	5,717,684	1,395,639
●	Health Care Benefits	31,138	34,779	30,946	26,540	4,973
●	Excise Tax Gross-Up (2)	0	0	0	0	0
	Total:	$17,454,769	$21,164,511	$9,164,757	$8,375,474	$2,438,112

Termination by Company for
Cause; Resignation by Employee
without Good Reason:
●	Cash Severance	--	--	--	--	--
●	Accrued Bonus and LTC	--	--	--	--	--
●	Unvested Equity Awards	--	--	--	--	--
●	Health Care Benefits	--	--	--	--	--
	Total:	$0	$0	$0	$0	$0

Termination by Company
without Cause within 3 years of
appointment of new CEO;
Resignation by Employee for
Good Reason:
●	Cash Severance (3)	--	$2,750,000	$1,462,500	$1,631,250	$512,500
●	Accrued Bonus and LTC (4)	--	2,885,500	875,000	1,000,000	525,000
●	Unvested Equity Awards	--	15,494,232	6,796,311	5,717,684	1,395,639
●	Health Care Benefits	--	34,779	30,946	26,540	4,973
	Total:	$0	$21,164,511	$9,164,757	$8,375,474	$2,438,112

Termination due to Death or
Disability (5):
●	Cash Severance	--	--	--	--	--
●	Accrued Bonus and LTC	--	--	--	--	--
●	Unvested Equity Awards	$11,629,881	$15,494,232	$6,796,311	$5,717,684	$1,395,639
●	Health Care Benefits	--	--	--	--	--
	Total:	$11,629,881	$15,494,232	$6,796,311	$5,717,684	$1,395,639

(1)	Pursuant to the Company’s Share Incentive Plans, upon a Change in Control, all the Company’s employees receive accelerated vesting of unvested share options and outstanding restricted shares and performance share unit awards.

(2)	Upon a change in control of the Company, the executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse the executives for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes.

(3)	The cash severance due each named executive as a multiple of base salary and average bonus is: 2.5 for Mr. Spector; 2.25 for Mr. Neithercut, Mr. Tuomi and Mr. George; and 1.0 for Ms. Brandin.

(4)	Represents the target cash bonus and the target long-term compensation grant of restricted shares and options for the year of termination.

(5)	Pursuant to the Company’s Share Incentive Plans, upon the employee’s death or disability, all the Company’s employees receive accelerated vesting of unvested share options and outstanding restricted shares and performance share unit awards.

Amounts Not Shown in Table

     The amounts shown in the table do not include the following:

  Distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table;
  Payments to Mr. Spector under his Amended and Restated Deferred Compensation Agreement as hereinafter described; and
  Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) the value of accelerated vesting of unvested equity grants upon retirement at or after age 62. Under the Company’s Share Incentive Plans, employees who terminate employment while retirement-eligible receive accelerated vesting of outstanding unvested share options, performance share awards and restricted shares.

Change in Control/Severance Agreements

     The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the persons named in the Summary Compensation Table that become effective upon either a “Change in Control” or for all named executives other than Mr. Neithercut, termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

     In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control or, for all named executives other than Mr. Neithercut, during the three-year period following the hiring of a new Chief Executive Officer, he or she will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term compensation grant through the date of termination, and a lump sum cash severance payment equal to a multiple (2.5 for Mr. Spector; 2.25 for Mr. Neithercut, Mr. Tuomi and Mr. George; and 1.0 for Ms. Brandin) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three fiscal years. Ms. Brandin is entitled to the aforementioned benefits upon her termination at any time without Cause or her resignation for Good Reason.

     In addition, all options, restricted shares and performance shares would immediately vest, with performance shares vesting at the maximum of 225%. The executive is also entitled to continued medical, dental, life and disability benefits for the remainder of the applicable time period. If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he or she would have been in if the excise tax did not apply to such amounts. The Company's termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason (and is thus treated the same as the termination by the Company without Cause) if it results from: (i) a material diminution in the executive's status, position or responsibilities; (ii) any reduction in the executive's base salary or overall compensation and benefits; (iii) the relocation of the executive's home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company's insolvency, or any purported termination of the executive's employment for Cause which does not comply with the CIC Agreement.

Amended and Restated Deferred Compensation Agreement with Mr. Spector

     The Company entered into an Amended and Restated Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a salary benefit after the termination of his employment with the Company. If Mr. Spector’s employment is terminated by the Company without cause at any time or Mr. Spector resigns for any reason on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the employment termination date in an amount equal to $550,000 (increased by a CPI Index from January 2002 through the employment termination date), multiplied by a percentage equal to 6.67% for each year Mr. Spector was employed by the Company since December 31, 1993, but not to exceed 100%. In the event Mr. Spector’s employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to the full annual amount of $550,000 (as increased by a CPI Index from January 2002 through the date of death, permanent disability or incapacity). Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

     Assuming the termination of Mr. Spector’s employment as of December 31, 2006, the Company would owe him the following amounts:

  Termination for cause/resignation without Good Reason: $0.
  Termination due to death/disability: 10 annual installments of $630,108. The present value of these payments at 5.63% is $4,852,913.
  Termination by the Company without cause: 10 annual installments of $546,367. The present value of these payments at 5.63% is $4,207,961.

Retirement Benefits Agreements

     The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table (excluding Ms. Brandin). These agreements provide that, if either the named executive retires from the Company after reaching age 62 or is terminated as a result of a Change in Control after reaching age 62, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

TRUSTEE COMPENSATION

     The following table shows the base annual compensation and committee fees paid to each non-employee Trustee for their services in 2006. Mr. Neithercut and Mr. Spector received no additional compensation for their services as Trustee.

					Change in
					Pension
					Value and
					Nonqualified
	Annual	Annual	Restricted		Deferred
	Cash	Committee	Share	Option	Compensation
Name	Fee	Fees (1)	Awards (2)	Awards (2)	Earnings (3)	Total
Samuel Zell,
Chairman (4)	$0	$0	$2,437,478	$812,522	$0	$3,250,000
Sheli Z. Rosenberg,	70,000	8,000	43,738	16,679	0	138,417
Lead Trustee (5)
John W. Alexander	50,000	18,500	43,738	16,679	0	128,917
Charles L. Atwood	50,000	23,500	48,880	16,679	0	139,059
Stephen O. Evans	50,000	18,500	43,738	16,679	0	128,917
James D. Harper, Jr.	50,000	10,000	43,738	16,679	0	120,417
Boone A. Knox	50,000	14,000	43,738	16,679	0	124,417
John E. Neal (2)	25,000	1,500	8,416	5,615	0	40,531
Desiree G. Rogers	50,000	11,000	49,265	16,679	0	126,944
B. Joseph White	50,000	10,000	43,738	16,679	0	120,417
Total:	$445,000	$115,000	$2,806,467	$951,569	$0	$4,318,036

(1)	Trustees who served on the Audit Committee received an additional $6,000 in cash per year for service. Trustees who served on the Compensation, Corporate Governance or Executive Committee received an additional $4,000 in cash per year for each committee on which they served. The chair of the Audit Committee received an additional $17,500 in cash per year and the chairs of the Compensation, Nominating and Corporate Governance Committees each received an additional $10,500 in cash per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee.

(2)	(a)	The amounts shown in these columns represent the compensation cost recognized by the Company in its 2006 Financial Statements under SFAS 123 (R) with respect to restricted shares and options granted in 2004, 2005 and 2006. Assumptions used in the calculation of these amounts are included in footnotes 2 and 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(b) For services performed in 2006, each non-employee Trustee (with the exception of Mr. Zell) received an annual long-term incentive grant of $75,000 on February 8, 2007, which was allocated 25% to options and 75% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, each non-employee Trustee (other than Mr. Neal, who received a prorated grant as he joined the Board in July 2006), received 1,051 restricted shares valued at $56,250 ($53.50 per share) and 2,998 share options valued at $18,767 ($6.26 per option). Mr. Zell received an annual long-term incentive grant on February 8, 2007 of $3,250,000 of options and restricted shares for his services performed in 2006 as Chairman of the Board. Accordingly, Mr. Zell received 45,560 restricted shares valued at $2,437,500 ($53.50 per share) and 129,798 share options valued at $812,535 ($6.26 per option). The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses. Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The restricted shares were granted at a share price equal to the closing price of the common shares on the grant date and vest in full on the third anniversary of the grant date. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over six months, one year and two years from the grant date, with the exception of Mr. Zell’s options which vest in equal installments over a three year period. For non-employee trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the expiration of the exercise period (i.e., ten years from the grant date).

(3)	The Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited into the Company’s SERP on a tax-deferred basis. These deferred funds (as well as any cash trustee fees that are not deferred) may be used to purchase Company common shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the applicable discounted purchase price under the plan not to exceed $100,000 per year. Each trustee is immediately 100% vested in his or her acquired ESPP shares held in the SERP and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The trustees may also elect to defer receipt of their restricted shares to the SERP prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) Plan and do not receive any matching contributions on any trustee compensation.

(4)	The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments at 5.63%, assuming the termination of Mr. Zell’s employment as of December 31, 2006, is $4,343,118. Should Mr. Zell be terminated for cause, he would not be entitled to any retirement benefit.

(5)	Ms. Rosenberg received an additional cash fee of $20,000 for service as the Board’s Lead Trustee.

     The following table shows the aggregate number of outstanding restricted shares and options of each non-employee Trustee at December 31, 2006:

Name	Restricted Shares	Unvested Options	Vested Options
Samuel Zell	217,030	517,565	2,530,636
Sheli Z. Rosenberg	3,776	4,545	71,096
John W. Alexander	3,776	4,545	77,934
Charles L. Atwood	3,776	4,545	15,602
Stephen O. Evans	3,776	4,545	0
James D. Harper, Jr.	3,776	4,545	71,099
Boone A. Knox	3,776	4,545	51,096
John E. Neal	1,114	3,992	0
Desiree G. Rogers	3,776	4,545	4,643
B. Joseph White	3,776	4,545	61,096
Total:	248,352	557,917	2,883,202

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2006 with respect to the Company’s common shares that may be issued under its existing equity compensation plans.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)(1)(2)	(b)(2)	(c)(3)
Equity compensation
plans approved by	9,415,787	$29.71	17,791,909
shareholders

Equity compensation
plans not approved by	n/a	n/a	n/a
shareholders

(1)	Amount shown includes 5,492 shares reserved for issuance upon exercise of outstanding options assumed by the Company as a result of mergers.

(2)	The amounts shown in columns (a) and (b) of the above table do not include 1,302,757 outstanding common shares (all of which are restricted and subject to vesting requirements) that were granted under the Company’s Fifth Amended and Restated 1993 Share Option and Share Award Plan, as amended (the “1993 Plan”) and the Company’s 2002 Share Incentive Plan, as amended (the “2002 Plan”) and outstanding common shares that have been purchased by employees and trustees under the Company’s ESPP.

(3)	Includes 13,521,150 common shares that may be issued under the 2002 Plan, of which only 25% may be in the form of restricted shares, and 4,270,759 common shares that may be sold to employees and trustees under the ESPP.

The aggregate number of securities available for issuance (inclusive of restricted shares previously granted and outstanding and shares underlying outstanding options) under the 2002 Plan equals 7.5% of the Company’s outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year. On January 1, 2007, this amount equaled 23,574,211, of which 13,521,150 is available for future issuance.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2006, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst &Young expressed its own opinion on the effectiveness of the Company’s internal control over financial reporting.

     In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

     In reliance on the discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee:

Charles L. Atwood, Chair
James D. Harper, Jr.
Boone A. Knox
John E. Neal
Desiree G. Rogers
B. Joseph White

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As described under “Governance of the Company,” the Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. No executive officers are indebted to the Company under any Company loans.

  The Company’s management company manages a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third party transaction. The property management fees received from such affiliate were $253,607 for 2006.

  The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell on terms equivalent to a third party transaction. Amounts incurred for such office space and related office facility services in 2006 were $2,781,138.

OTHER MATTERS

     The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Yasmina Duwe
First Vice President, Associate General Counsel
and Secretary

Chicago, Illinois
April 16, 2007

EQUITY RESIDENTIAL
TWO NORTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Equity Residential in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote the shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Residential, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EQRES1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	Election of Trustees to the Board. Nominees for Trustee: (01) John W. Alexander (02) Charles L. Atwood (03) Stephen O. Evans (04) Boone A. Knox (05) John E. Neal (06) David J. Neithercut	(07) Desiree G. Rogers (08) Sheli Z. Rosenberg (09) Gerald A. Spector (10) B. Joseph White (11) Samuel Zell			For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

								For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2007.							☐	☐	☐

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

3.	Shareholder Proposal: Adoption of majority vote standard for the election of trustees.							☐	☐	☐

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3 and otherwise in the discretion of the Representatives.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

For address changes, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

Annual Meeting of Shareholders – May 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on May 24, 2007, at One North Franklin St., Third Floor, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares.

     If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)